Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of April 1, 2010 and is entered into by and between TODD SALMANS (“Executive”) and PLAINSCAPITAL CORPORATION, a Texas corporation (the “Company”), on behalf of itself and all of its subsidiaries (collectively “Employer”). As an inducement to continuing to render services and superior performance to Employer, Executive and Employer agree as follows:

1.

Employment. Upon the terms and subject to the conditions contained in this Agreement, Executive agrees to provide full-time services for Employer during the term of this Agreement. Executive agrees to devote his best efforts to the business of Employer, and shall perform his duties in a diligent, trustworthy and business-like manner, all for the purpose of advancing the business of Employer; provided that nothing herein shall prevent Executive from devoting such time to his personal investments or serving on the board of directors or trustees of any business corporation or charitable organization, or engaging in other charitable or community activities, so long as such service and activities do not materially interfere with the performance of Executive’s duties hereunder or otherwise conflict with Sections 13 through 15 hereof.

2.

Duties. From the date of this Agreement through December 31, 2010, Executive shall have the title of President and Chief Operating Officer of PrimeLending, a wholly-owned subsidiary of the Company. On January 1, 2011, Executive shall assume the duties and responsibilities of President and Chief Executive Officer of PrimeLending and shall relinquish the title of Chief Operating Officer of PrimeLending. The duties of Executive shall be those duties which can reasonably be expected to be performed by a person with the title of President and Chief Operating Officer (and beginning January 1, 2011, Chief Executive Officer) of a major financial organization. Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”). Executive’s duties may, from time to time, be changed or modified at the discretion of the CEO so long as they remain consistent with those duties, which can reasonably be expected to be performed by a person with the title of President and Chief Operating Officer (and beginning January 1, 2011, Chief Executive Officer) of a major financial organization. Beginning January 1, 2011, Executive’s duties and responsibilities shall include, without limitation, taking all reasonably necessary actions to ensure that the business operations of PrimeLending comply with the requirements of the U.S. Department of Treasury’s TARP Capital Purchase Program (“TARP”), including, without limitation: (i) reviewing the current business practices of PrimeLending to ensure that they do not encourage impudent risk-taking by employees and do not create excessive risk for the Company and, to the extent necessary, modifying such business practices to ensure that they are in alignment with the requirements of TARP and in the best interests of the Company’s shareholders; and (ii) working with the employees of PrimeLending to ensure that each such employee’s business practices are in alignment with the requirements of TARP and in the best interests of the Company’s shareholders. Executive has received and is familiar with Employer’s ethics and insider trading policies and procedures, and understands and agrees his duties include compliance with such policies and procedures, as amended from time to time.

Employment Agreement

3.	Salary and Benefits.

(a)

Base Salary. Employer shall, during the term of this Agreement, pay Executive an annual base salary of Seven Hundred Fifty Thousand Dollars ($750,000.00). Such salary shall be paid in semi-monthly installments less applicable withholding and salary deductions. Base salary shall be reviewed and adjusted at least annually, but may not be reduced, except as otherwise provided by Section 17 below.

(b)

Bonus. Subject to Section 17 below, Executive shall be eligible to receive an annual bonus for each year ending during the term of this Agreement as shall be determined by the Board of Directors of Employer (the “Board”). Notwithstanding the immediately preceding sentence and subject to Section 17 below, Executive shall not be eligible to receive any bonus for any year in which he is determined by the Board to be one of the five “most highly compensated employees” (as such term is defined in the Interim Final Rule governing TARP) and/or whose compensation is otherwise subject to the limitations imposed by TARP. Any bonus paid to Executive shall not be based upon performance criteria that would encourage Executive to take any unnecessary and excessive risks that threaten the value of Employer, and Employer expressly discourages Executive from taking such risks. Notwithstanding the foregoing, during any period that Employer is subject to Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended: (1) in the event Employer (or the Compensation Committee of the Company) determines, in its sole discretion, that Executive has taken any unnecessary and excessive risks, Employer may reduce all or any portion of any bonus payable to Executive; and (2) in the event Employer (or the Compensation Committee of the Company) determines, in its sole discretion, that Executive has been paid or has obtained a legally binding right to a bonus that is based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria, Executive must pay Employer an amount equal to such bonus immediately after Executive receives notice of such misstatement (or forfeit receipt of such bonus if the bonus has not been paid). Any bonus payable under this Section 3(b) shall be paid on or before March 15 of the year following the year for which the bonus is payable.

(c)

Equity Grant. As soon as administratively possible following the date of this Agreement, Executive shall receive a grant for Twenty-Five Thousand (25,000) shares of common stock of the Company, in the form of restricted stock (the “Equity Grant”). The Equity Grant shall be subject to the terms and conditions of an award agreement between Executive and the Company, which shall include, without limitation, the following terms: (i) cliff vesting of the Equity Grant on the later of: (x) the fifth anniversary of the date of grant or (y) to the extent Executive is subject to the bonus restrictions under 31 CFR §30.10 (or any subsequent

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guidance issued pursuant to TARP), the first date that the United States Department of Treasury no longer owns any debt or equity securities of Company in connection with Company’s participation in TARP; (ii) immediate vesting of all unvested shares subject to the Equity Grant upon the occurrence of an “initial public offering” (as defined in the applicable award agreement); and (iii) in the event Executive violates any of the provisions of Section 13 or 14 below, (x) immediate forfeiture of any unvested shares of the Equity Grant; (y) immediate forfeiture of any shares of the Equity Grant that vested within the 180-day period preceding such event that are still held by Executive; and (z) immediate payment by Executive to the Company of any gain that Executive realized on the sale of any vested shares of the Equity Grant that were sold by Executive within the 180-day period preceding or the one year period following the date of such violation. Executive agrees to execute any documents requested by the Company in connection with the grant of the Equity Grant pursuant to this Section 3(c).

(d)

Reimbursement of Expenses. Employer shall reimburse Executive for all out-of-pocket expenses incurred by Executive in the course of his duties, in accordance with normal policies. Executive shall be required to submit to Employer appropriate documentation supporting such out-of-pocket expenses as a prerequisite to reimbursement in accordance with normal policies. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred.

(e)

Executive Benefits. Subject to the provisions of Section 17 below, Executive shall be entitled to participate in the employee benefit programs generally available to employees of Employer and to all normal perquisites provided to similarly situated employees of Employer.

(f)

Country Club/Luncheon Club Membership. During the term of this Agreement and except as otherwise provided by Section 17 below, Employer shall either provide Executive with reasonable access to a country club or luncheon club for business use or Employer shall reimburse Executive for the dues and reasonable expenses associated with a country club or luncheon club membership, provided Executive submits appropriate documentation supporting such dues and expenses to Employer in accordance with Employer’s normal policies.

(g)	Benefits Not in Lieu of Compensation. No benefit or perquisite provided to Executive shall be deemed to be in lieu of base salary or other compensation.

4.

Term of Agreement. This Agreement shall become effective and binding immediately upon its execution and shall remain in effect until December 31, 2011 or until later termination if this Agreement is renewed under this Section 4. On December 31, 2011, this Agreement shall be automatically renewed for an additional one year term unless

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either Employer or Executive provides written notice of election not to renew at least 90 days before such December 31st renewal date. If this Agreement is so renewed, thereafter, on each successive annual anniversary of the renewal date, this Agreement shall be automatically renewed for an additional one year term unless either Employer or Executive provides written notice of election not to renew at least 90 days before such applicable renewal date.

5.

General Termination Provisions. Except as otherwise provided by Section 17 hereof, if Executive has a Termination of Employment during the term of this Agreement, other than under the provisions of Section 6, then upon such Termination of Employment and conditioned upon Executive’s execution of a release in a form provided by Employer within forty-five (45) days following such Termination of Employment, Employer will be liable to Executive for all payments (if any) as described in Section 5, as follows:

(a)

Termination by Employer. Employer may terminate Executive’s employment and this Agreement under this Section 5 only upon the occurrence of one or more of the following events and under the conditions described below.

(i)	Termination For Cause. Employer may discharge Executive for Cause, and, upon such Termination of Employment, this Agreement shall terminate immediately and Executive shall be entitled to receive:

(A)

Executive’s base salary through the effective date of such Termination of Employment at the annual rate in effect at the time Notice of Termination is given, payable within ten (10) business days after the effective date of such Termination of Employment;

(B)

any annual bonus fully earned as defined in the Bonus Plan but unpaid as of the effective date of such Termination of Employment for any previously completed fiscal year, payable within ten (10) business days after the effective date of such Termination of Employment;

(C)

all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the effective date of such Termination of Employment under any compensation and benefit plans, programs, and arrangements of Employer and its affiliates in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(D)

reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Employer policy prior to the effective date of such Termination of Employment (collectively, (A) through (D) above shall be the “Accrued Amounts”).

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(ii)

Termination Without Cause or Upon Termination after Non-Renewal. If Employer shall discharge Executive without Cause (other than pursuant to a Change in Control as described in Section 6) or if Employer shall give Executive notice of its intention to not renew this Agreement pursuant to Section 4 and within ninety (90) days after termination of this Agreement terminate Executive without Cause, then upon such Termination of Employment, this Agreement shall terminate immediately, if it has not already terminated, and conditioned upon Executive’s execution of a release in a form provided by Employer within forty-five (45) days following such Termination of Employment, and Executive shall be entitled to receive:

(A)	the Accrued Amounts; and

(B)

a cash amount equal to one (1) times the sum of (i) the annual base salary rate of Executive immediately prior to the effective date of such Termination of Employment, and (ii) the average annual bonus paid to Executive in respect of the three (3) calendar years immediately preceding the year of Termination of Employment, payable in a lump sum payment within sixty (60) days following the effective date of such Termination of Employment.

(iii)

Termination Because of Death or Disability. In the event of Executive’s death or disability (within the meaning of Employer’s disability policy that is in effect at the time of disability), upon such Termination of Employment, this Agreement shall terminate immediately and Executive (or his estate) shall be entitled to receive the Accrued Amounts.

(b)

Termination by Executive. Executive may voluntarily terminate this Agreement at any time following its execution. If Executive shall voluntarily terminate his employment for any reason, this Agreement shall terminate immediately and Executive shall be entitled to receive the Accrued Amounts.

6.	Termination Upon Change in Control.

(a)

Upon (x) the discharge of Executive by Employer without Cause within the twenty-four (24) months immediately following, or the six (6) months immediately preceding, a Change in Control; or (y) Executive’s Termination of Employment for Good Reason within the twenty-four (24) months immediately following, or the six (6) months immediately preceding, a Change in Control; then upon such Termination of Employment, this Agreement shall terminate immediately, and conditioned upon Executive’s execution of a release in a form provided by Employer within forty-five (45) days following such Termination of Employment, Executive shall be entitled to receive (except as otherwise provided by Section 17 hereof):

(i)	the Accrued Amounts;

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(ii)

a cash lump sum amount equal to three (3) times the sum of Executive’s (A) annual rate of salary in effect immediately prior to the effective date of such Termination of Employment or, if higher, the annual rate in effect immediately prior to the Change in Control and (B) annual bonus paid or payable with respect to the calendar year prior to the calendar year in which the effective date of such Termination of Employment occurs or, if higher, the average annual bonus paid or payable to Executive for the three (3) calendar years preceding the calendar year in which the effective date of such Termination of Employment occurs, payable within sixty (60) business days after the effective date of such Termination of Employment (or, if later, the effective date of the Change in Control);

(iii)

to the extent permitted by applicable law, inclusion in Employer’s Welfare Plans as if Executive were still employed by Employer until the earlier of two (2) years following the date of Termination of Employment of Executive, or until Executive obtains eligibility under comparable employee plans from another employer which, to the extent such benefits are otherwise taxable to Executive, such benefits shall for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder (“Section 409A”) be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year;

(iv)

continuation of the average auto allowance received by Executive during the twelve (12) month period immediately preceding the effective date of the Termination of Employment until the earlier of two (2) years following the termination of Executive, or until Executive receives an auto allowance from another employer. Each payment of the auto allowance under this Section 6(a)(iv), for purposes of Section 409A, shall be provided as a separate monthly in-kind payment, and the provision of the auto allowance during one calendar year shall not affect the payment of the auto-allowance to be provided in any other calendar year; and

(v)

full vesting of all outstanding stock options then held by Executive, with the option to receive a cash payment equal to the then difference between the option price and the current fair market value of the stock as of the effective date of such Termination of Employment in lieu of the right to exercise such options.

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(b)

Anything in this Section 6 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by Employer to or for the benefit of Executive under Section 6(a) (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a “parachute payment” as defined in Section 280G of the Code, then the benefits payable pursuant to Section 6(a) shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Executive which are contingent on a change of control (as defined in Section 280G(b)(2)(A) of the Code) is One Dollar ($1.00) less than the amount which Executive could receive without being considered to have received any parachute payment (the amount of this reduction in the benefits payable is referred to herein as the “Excess Amount”). The determination of the amount of any reduction required by this Section 6(b) shall be made by an independent accounting firm selected by Employer, and such determination shall be conclusive and binding on the parties hereto.

(c)

Notwithstanding the provisions of Section 6(b), if it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that an Excess Amount was received by Executive from Employer, then such Excess Amount shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Amount and Executive shall repay the Excess Amount to Employer on demand (but no less than ten (10) days after written demand is received by Executive) together with interest on the Excess Amount at the “applicable Federal rate” (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Amount until the date of such repayment.

(d)

Notwithstanding anything to the contrary contained herein, any amounts payable to Executive pursuant to Section 6(a) shall be reduced by any amounts previously received by Executive pursuant to Section 5 above.

7.	Definitions.

(a)	Termination For Cause. “Cause” for termination shall mean that, prior to any termination pursuant to Section 5(a)(i) hereof, Executive shall have committed or caused:

(i)	an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with Employer;

(ii)	intentional wrongful damage to property of Employer;

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(iii)	intentional wrongful disclosure of trade secrets or confidential information of Employer;

(iv)	intentional violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;

(v)	intentional breach of fiduciary duty involving personal profit; or

(vi)	intentional action or inaction which causes material economic harm to Employer;

provided, however, that none of the actions described in clauses (i) through (vi) above shall constitute grounds for a “Cause” termination unless any such act or actions shall have been determined by the Board to have been materially harmful to Employer. For the purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed “intentional” unless done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of Employer.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Directors then in office at a meeting of the Directors called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Directors), finding that in the good faith opinion of the Directors, Executive had committed an act set forth above in this Section 7(a) and specifying the particulars thereof in detail.

(b)	Change in Control. A “Change in Control” means and shall be deemed to have occurred for purposes of this Agreement if and when any of the following occur:

(i)

The Company is merged or consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than fifty-one percent (51%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of voting securities of Employer immediately prior to such transaction;

(ii)

The Company sells all or substantially all of its assets to any other corporation or other legal person, with the exception that it will not be deemed to be a Change in Control if the Company sells assets to an entity that, immediately prior to such sale, held fifty-one percent (51%) of the combined voting power of the then-outstanding voting securities in common with the Company;

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(iii)

During any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3) of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period; or

(iv)

any “person” or “group” (as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise.

(c)	Good Reason. “Good Reason” shall mean:

(i)

Without his express written consent, the assignment to Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with Employer as then in effect or a significant material diminishment in his titles or offices as then in effect, or any removal of Executive from or any failures to re-elect Executive to any of such positions, in any case, except as permitted in Section 2 above, and except in connection with the termination of his employment for Cause or as a result of his disability (within the meaning of Employer’s disability policy in effect at the time of the disability) or death, or termination by Executive other than for Good Reason;

(ii)

A significant and material adverse diminishment in the nature or scope of the authorities, powers, functions or duties attached to the position with which Executive had immediately prior to the Change in Control or a reduction in Executive’s aggregate base salary payable pursuant to Section 3 without the prior written consent of Executive;

(iii)

Employer shall relocate its principal executive offices or require Executive to have as his principal location of work any location which is in excess of fifty (50) miles from the location thereof immediately prior to a Change in Control; or

(iv)	Any substantial and material breach of this Agreement by Employer.

With respect to any purported action (or failure to act) of Employer, Executive shall only have Good Reason to terminate his employment if he has provided to Employer a written notice describing what Executive believes is Good Reason within ninety (90) days of such purported action (or failure to act) of Employer and Employer has failed to cure such circumstance within thirty (30) days of receipt of said notice from Executive.

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(d)	Welfare Plans. “Welfare Plans” shall mean Employer’s medical, dental, group life and long term disability plans.

(e)

Notice of Termination. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the termination date, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Employment under the provision so indicated. Any purported Termination of Employment by Employer or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof.

(f)	Termination of Employment. “Termination of Employment” shall mean a “separation from service” as such term is defined in the regulations issued under Section 409A.

8.

Governing Law. This Agreement is made and entered into in the State of Texas, and the laws of Texas shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

9.

Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the employment of Executive, supersedes all prior understandings and agreements between Executive and Employer, including, without limitation, (i) the Change of Control Agreement between Executive and Employer dated as of January 18, 2007, as amended from time to time, and (ii) the previous agreement between the parties regarding payment of Executive’s base salary in a combination of biweekly installments and quarterly installments each year since his commencement of employment with the Company, and there are no representations, warranties or commitments other than those in writing executed by all of the parties. This is an integrated agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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10.	Arbitration.

(a)

Executive and Employer acknowledge and agree that any claim or controversy arising out of or relating to this Agreement or the breach of this Agreement or any other dispute arising out of or relating to the employment of Executive by Employer, shall be settled by final and binding arbitration in the City of Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises.

(b)

All claims or controversies subject to arbitration shall be submitted to arbitration within six (6) months from the date the written notice of a request for arbitration is effective. All claims or controversies shall be resolved by a panel of three (3) arbitrators who are licensed to practice law in the State of Texas and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceeding. Executive and Employer acknowledge and agree that each party will bear fifty percent (50%) of the cost of the arbitration proceeding. The parties shall be responsible for paying their own attorneys’ fees, if any.

(c)

Employer and Executive acknowledge and agree that the arbitration provisions in Sections 10(a) and 10(b) may be specifically enforced by either party and submission to arbitration proceedings compelled by any court of competent jurisdiction. Employer and Executive further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

(d)

Notwithstanding the arbitration provisions set forth above, Executive and Employer acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the NON-DISCLOSURE, THE NON-INTERFERENCE, AND THE NON-COMPETITION provisions set forth at Sections 13 through 15 of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to ARBITRATION pursuant to Sections 10(a)-(c). Executive and Employer further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation benefits (although any claims arising under Tex. Labor Code § 450.001 shall be subject to arbitration) or unemployment compensation.

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11.

Assistance in Litigation. Executive shall make himself available, upon the request of Employer, to testify or otherwise assist in litigation, arbitration or other disputes involving Employer, or any of its directors, officers, employees, subsidiaries or parent corporations, during the term of this Agreement and at any time following the termination of this Agreement. In the event that Executive is requested to make himself available pursuant to this Section 11 following his Termination of Employment with Employer, Employer shall pay Executive for his time spent on such matters at a per diem rate equal to 1/365 of his annual rate of base salary immediately prior to his Termination of Employment. Additionally, Employer will reimburse Executive for reasonable out-of-pocket expenses (including travel costs, lodging and meals) incurred in connection with Executive’s assistance provided hereunder.

12.

Notice. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section. Any notice given pursuant to this Section 12 will be effective immediately upon delivery if delivered in person or three (3) days after mailing deposited in the United States addressed as set forth below:

(a)	If to Employer:

PlainsCapital Corporation

2323 Victory Avenue, Suite 1400

Dallas, TX 75219

Attention: General Counsel

(b)	If to Executive:

Todd Salmans

2323 Victory Avenue, Suite 1400

Dallas, TX 75219

13.

Non-Disclosure of Confidential Information. Employer agrees to provide Executive access to Employer’s Confidential Information, which information will be necessary to Executive’s performance of the duties and responsibilities contemplated herein. Executive acknowledges that such Confidential Information is a valuable asset of the Employer and must be protected. Executive agrees that during the term of this Agreement and thereafter, Executive will not disclose any Confidential Information or data concerning the business, such as, its plans, strategies, financial information or customers of Employer that will be disclosed to Executive or acquired by Executive in confidence at any time during the period of his employment.

i.

Upon termination, Executive will not remove physically, electronically or in any other way any Confidential Information from premises owned, used or leased by the Employer. Upon any termination of Executive’s employment, all Confidential Information (including all copies) will be turned over immediately to Executive’s supervisor or other designee at the Employer, and Executive shall retain no copies, summaries or notes thereof.

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ii.

Executive agrees that, during the course of Executive’s employment with the Employer and after Executive ceases to be employed by Employer for any reason, Executive will not, directly or indirectly, for Executive’s own or another’s benefit, use, make known or divulge any Employer Confidential Information.

14.

Non-Interference. Executive covenants and agrees that, for a period of twelve (12) months subsequent to the termination of this Agreement, whether such termination occurs at the insistence of Employer or Executive, Executive shall not recruit, hire or attempt to recruit or hire other employees, directly or by assisting other employees of Employer, nor shall Executive contact or communicate with any other employees of Employer for the purpose of inducing other employees to terminate their employment with Employer. For purposes of this covenant, “other employees” shall refer to employees who are still actively employed by or doing business with Employer at the time of the attempted recruiting or hiring.

15.

Non-Competition. Ancillary to his promise to protect the Confidential Information of Employer, Executive agrees that during the Term of this Agreement, and for a period of one (1) year following his Termination of Employment and the termination of this Agreement, Executive shall not engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to any business that provides services of investment banking, consumer banking, commercial banking, financial advisory services, mortgage banking, residential mortgage brokerage, commercial mortgage brokerage, equipment leasing, personal property leasing, personal insurance, commercial insurance, title insurance or other financial services of any type whatsoever anywhere within the state of Texas; provided, however, Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

Executive further acknowledges that:

(a)	The services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary and intellectual character;

(b)	Employer’s business is statewide in scope and its products and services are marketed throughout the state of Texas;

(c)	Employer competes with other businesses that are or could be located in any part of the state of Texas; and

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(d)	The provisions of this Section 15 are reasonable and necessary to protect Employer’s business.

16.

Injunctive Relief and Additional Remedy. Executive acknowledges that the injury suffered by Employer as a result of a breach of Sections 13, 14 or 15 of this Agreement would be irreparable and that an award of money damages to Employer for such a breach would be an inadequate remedy. Consequently, Employer shall have the right, in addition to any other rights it may have, to obtain relief to restrain any breach or threatened breach or otherwise to specifically enforce Sections 13, 14 and 15 of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief. Without limiting Employer’s rights under this Section 16 or any other remedies of Employer, if Executive breaches the provisions of Section 13, 14 or 15, Employer shall have the right to cease making payments otherwise due to Executive under this Agreement.

17.

Waiver Relating to Modification Upon Participation in the TARP. If at any time during the term of this Agreement, the United States Department of Treasury owns any debt or equity securities of the Company in connection with the Company’s participation in TARP, Employer may modify Executive’s compensation or benefits, including without limitation, the compensation and benefits described in Sections 3, 5, and 6, to the extent such modifications are required to comply with the regulations issued by the Department of Treasury in connection with TARP, and Executive waives any claims he may have against the United States or Employer relating to or arising out of any such modifications. Executive agrees and understands that this Section 17 may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so called “golden parachute” agreements) that he has with Employer as they relate to the period the United States Department of Treasury holds any equity or debt securities of the Company acquired through TARP (the “TARP Period”). The waiver described in this Section 17 includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments Executive would receive, any challenge to the process by which the regulation was adopted and any tort or constitutional claim about the effect of these regulations on Executive’s employment relationship. The parties agree that any modifications made to Executive’s compensation and benefits pursuant to this Section 17 shall be of no further force or effect with respect to compensation and benefits earned after the date such modifications are no longer required for purposes of complying with the aforementioned regulations, and that Executive’s compensation and benefits shall be returned to the level of compensation and benefits as in effect immediately prior to the effective date of such modifications; provided that, Executive shall not be entitled to receive any compensation and benefits that, but for the modifications required by this Section 17, would have been paid during the TARP Period.

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18.

Binding Agreement and Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s and Employer’s respective personal or legal representatives, executors, administrators, assigns, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or, if there be no such designee, to his estate. In the event of a Change in Control, Employer shall require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

19.

No Mitigation of Amounts Payable Hereunder. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment (not in violation of Section 15 of this Agreement) by another employer after the date of termination or otherwise.

20.	Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

21.

Severability. In case of any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefor such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

22.

Amendment. Except as otherwise provided herein, this Agreement may not be amended or modified at any time except by a written instrument approved by the Board, and executed by Employer and Executive. Any attempted amendment or modification without such approval and execution shall be null and void ab initio and of no effect. Notwithstanding the foregoing provisions of this Section 22, the Board may change or modify this Agreement without Executive’s consent or signature if the Board determines, in its sole discretion, that such change or modification is required (a) for purposes of compliance with or exemption from the requirements of Section 409A, or (b) for purposes of compliance with TARP.

23.

No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

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24.

Survival of Provisions. The covenants and agreements of the parties set forth in Sections 8 through 19 are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefor.

25.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

26.

Section 409A. The parties hereto intend this Agreement to be exempt from Section 409A under the short-term deferral exception (within the meaning set forth in Treasury Regulation Section 1.409A-1(b)(4)) and the Agreement will be interpreted in a manner intended to comply with such intent. In the event that it is reasonably determined by Employer or Executive that, as a result of Section 409A, any of the payments that Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Executive to be subject to an income tax penalty and interest, Employer will make such payment (with interest thereon) on the first day that would not result in Executive incurring any tax liability under Section 409A. In addition, other provisions of this Agreement or any other plan notwithstanding, Employer shall have no right to accelerate any such payment or to make any such payment as the result of an event if such payment would, as a result, be subject to the tax imposed by Section 409A.

27.

Six Month Delay. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s Termination of Employment with Employer constitute deferred compensation subject to Section 409A; and (ii) Executive is deemed at the time of his Termination of Employment to be a “specified employee” under Section 409A, then such payments (other than any payments permitted by Section 409A to be paid within six (6) months of Executive’s Termination of Employment) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s Termination of Employment or (y) the date of Executive’s death following such Termination of Employment. During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to Federal-Funds rate as published in The Wall Street Journal on the date of Executive’s Termination of Employment with Employer. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 27 (together with accrued interest thereon) shall be paid to Executive or Executive’s beneficiary in one lump sum.

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Executive:	/S/ TODD SALMANS
Todd Salmans

Date:	03/17/2010

PLAINSCAPITAL CORPORATION

By:	/S/ ALAN WHITE
Alan White
Its: Chief Executive Officer

Date:	03/17/2010

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